                                                                    EXHIBIT 99.1

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's consolidated financial statements and the related notes thereto included elsewhere herein. Effective December 31, 1994, the Company changed its fiscal year-end from March 31 to December 31. The Company has changed the fiscal year ended December 31, 1994 to include 12 months of operations.

OVERVIEW

     The Company is a network-based computer telephony company specializing in the integration of information and telecommunications services. The Company delivers its services through its advanced computer telephony platform and a geographically broad-based private frame relay digital messaging network that integrates digital switching technology with enhanced personal communications features such as E-mail, fax mail, conference calling and call forwarding. The Company's platform is modular and scalable, with an open-systems design and an advanced electronic billing and information system ("EBIS"), which allows the Company to quickly customize its services to meet the needs of its subscribers and business partners and to easily expand system capacity.

     Premiere's revenues consist of (i) subscriber services from information, telecommunications and voice messaging services; (ii) license fees from use of its computer telephony platform by customers of companies that have licensing relationships with Premiere; and, to a lesser extent, (iii) other revenues, primarily long-distance charges from hospitality services. Subscriber services revenues from information and telecommunications services, including Premiere WorldLink, AFCOM and co-branded services, are based primarily on a per minute charge. Subscriber services revenues from voice messaging services include service initiation fees, monthly voice mailbox fees and usage fees. License fees are contracted on a long-term basis and are generally based on a per minute charge and, in certain circumstances, a per usage charge. Other revenue charges are based on long-distance rates established by the Company, depending upon the originating location of the call, and other various methods.

     Cost of services consists primarily of transmission costs. Licensees generally arrange for, and directly bear the cost of, transmission. Consequently, while the per minute fees for licensee platform usage are lower than those for the subscriber services, the gross margin from license arrangements is considerably higher than for subscriber services.

     Selling, general and administrative expenses include direct and indirect commissions, the cost of print advertisements, salaries and benefits, travel and entertainment expenses, bad debt expense, rent and facility expense, accounting and audit fees, legal fees, property taxes and other administrative expenses.

     Depreciation and amortization include depreciation of computer and network operations equipment and amortization of intangible assets. The Company provides for depreciation using the straight-line method of depreciation over the estimated useful lives of the assets, which range from five to ten years, with the exception of leasehold improvements which are depreciated on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the assets. Amortization of intangible assets includes deferred software development costs and the WorldCom strategic alliance contract intangible, which are amortized over 5 and 25 years, respectively.

     Premiere electronically bills most subscriber services revenue from information and telecommunications services directly to the subscriber's credit card or bank account using the EBIS. The Company bills subscribers at least monthly and in certain instances more frequently if a particular subscriber exceeds pre set spending limits. Because substantially all of the Company's information and telecommunication services are billed electronically through the EBIS, the Company believes it has shortened the collection

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cycle compared to a traditional 30-day non electronic billing arrangement.
License fees are generally billed and invoiced on a 30-day basis. Voice messaging services revenue and license fees are billed and invoiced on a 30-day basis.

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and software costs, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percentage relationship of certain statements of operations items to total revenues.

                                                                  YEAR ENDED
                                                 -----------------------------------------------
                                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                     1994             1995            1996
                                                 ---------------  -------------  ---------------
   REVENUES:

       Subscriber services..................        94.5%              92.1%         89.1%
       License fees.........................         3.1                6.5           9.7
       Other revenues.......................         2.4                1.4           1.2
                                                   -----              -----         -----
          Total revenues....................       100.0              100.0         100.0
   COST OF SERVICES.........................        22.6               22.8          23.3
                                                   -----              -----         -----
   GROSS MARGIN.............................        77.4               77.2          76.7
                                                   -----              -----         -----
   OPERATING EXPENSES:
       Selling, general and administrative..        76.6               56.8          55.7
       Depreciation and amortization........         8.8                8.6           8.2
       Restructuring and other special
          changes...........................         0.0                0.0           7.8
       Accrued litigation and settlement
          costs.............................         0.0                2.8           0.9
                                                   -----              -----         -----
          Total operating expenses..........        85.4               68.2          72.6
   OPERATING INCOME (LOSS)..................        (8.0)               9.0           4.1
                                                   -----              -----         -----
   OTHER INCOME (EXPENSE):
       Interest income......................         0.4                0.5           2.0
       Interest expense.....................        (4.8)              (4.4)         (2.8)
       Other, net...........................         0.4                0.4          (0.2)
                                                   -----              -----         -----
          Total other income (expense)......        (4.0)              (3.5)         (1.0)
                                                   -----              -----         -----
NET INCOME (LOSS) BEFORE INCOME
 TAXES AND EXTRAORDINARY LOSS...............       (12.0)               5.5           3.1
PROVISION FOR (BENEFIT FROM)
 INCOME TAXES...............................        (0.9)               0.1           0.9
                                                   -----              -----         -----
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY LOSS.........................       (11.1)               5.4           2.2
EXTRAORDINARY LOSS ON EARLY
 EXTINGUISHMENT OF DEBT, NET OF
 TAX EFFECT OF $37,880......................         0.0                0.0           0.1
                                                   -----              -----         -----
NET INCOME (LOSS)...........................       (11.1)%              5.4%          2.1%
                                                   =====              =====         =====

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YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues increased 56.3% from $91.0 million in the year ended December 31, 1995 to $142.2 million in the year ended December 31, 1996. Subscriber services revenues increased 51.1% from $83.8 million in the year ended December 31, 1995 to $126.6 million in the year ended December 31, 1996. This increase was due primarily to strong demand for the Company's calling card programs and voice messaging services. License fees increased 133.9% from $5.9 million in the year ended December 31, 1995 to $13.8 million in the year ended December 31, 1996. This increase was due primarily to the establishment of additional licensing relationships and increased revenues from existing licensees. Other revenues increased 30.8% from $1.3 million for the year ended December 31, 1995 to $1.7 million for the year ended December 31, 1996. This increase was attributable primarily to nonrecurring system design and development revenues.

     On August 6, 1996, Communications Network Corporation ("CNC"), a licensing customer of the Company, was placed into bankruptcy under Chapter 11 of the Bankruptcy Code. CNC accounted for 19.6% and 1.9% of the Company's licensing revenues and total revenues, respectively, during the year ended December 31, 1996. CNC owed the Company approximately $627,000 as of December 31, 1996. However, CNC's transmission provider, WorldCom Network Services, Inc. d/b/a/ WilTel ("WilTel"), is also obligated to pay this amount to the Company. The Company believes that through a combination of new licensing agreements, the strategic alliance agreement with WorldCom and increased revenues from existing licensees, the Company has replaced all of the anticipated CNC revenue.

     Cost of Services. Cost of services increased 59.6% from $20.8 million in the year ended December 31, 1995 to $33.2 million in the year ended December 31, 1996 and increased as a percentage of revenues from 22.8% in the year ended December 31, 1995 to 23.3% for the same period of 1996. This increase in cost of services was due primarily to the increase in subscriber services revenue.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 53.2% from $51.7 million in the year ended December 31, 1995 to $79.2 million in the year ended December 31, 1996 and decreased as a percentage of revenues from 56.8% to 55.7%. The increase in selling, general and administrative expenses was due primarily to greater expenditures on print advertising and other selling and marketing costs related to the increase in subscribers and revenues, including commissions, and an increase in bad debt expense during the fourth quarter of 1996.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased 46.8% from $7.9 million in the year ended December 31, 1995 to $11.6 million in the year ended December 31, 1996. This increase

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was due to depreciation of additional equipment acquired during the period and the amortization of the strategic alliance contract intangible.

     Charge for Purchased Research and Development. This is a charge in an amount equal to the estimated value of in-process research and development projects acquired in the acquisition of TeleT. See Note 3 of Notes to Consolidated Financial Statements.

     Accrued Litigation and Settlement Costs. This is a charge for the estimated legal fees and other costs that the Company expected to incur to resolve the patent infringement suit filed by AudioFAX. On February 11, 1997, the Company entered into a long-term nonexclusive license agreement with AudioFAX settling the litigation. The charge was adequate to cover the actual costs of litigation and the cost of the license agreement is not expected to have a material effect on the Company's earnings. See Note 11 of Notes to Consolidated Financial Statements.

     Income Taxes. Income taxes increased from a provision of $44,000 in the year ended December 31, 1995 to a provision of $1.4 million in the year ended December 31, 1996. In the year ended December 31, 1995, the Company's effective income tax rate was less than the statutory rate due to the use of net operating loss carryforwards. At December 31, 1996, the Company had a total deferred tax asset of $12.0 million, principally due to net operating losses for tax purposes generated upon the exercise by employees of nonqualified stock options, which generated compensation expense for tax purposes in excess of compensation expense as recorded by the Company in accordance with GAAP. In accordance with GAAP, the related tax benefit of this deduction was credited to additional paid-in capital and, accordingly, did not reduce operating tax expense recognized by the Company.

     Net Income (Loss). The Company recognized net income of $4.9 million in the year ended December 31, 1995 and $3.0 million in the year ended December 31, 1996. Excluding the charges for in-process research and development and accrued litigation costs and the related tax effect, net income would have increased 60.9% from $6.4 million in the year ended December 31, 1995 to $10.3 million in the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Total revenues increased 47.2% from $61.8 million in the year ended December 31, 1994 to $91.0 million in the year ended December 31, 1995. Subscriber services revenues increased 43.5% from $58.4 million in the year ended December 31, 1994 to $83.8 million in the year ended December 31, 1995. This increase was due primarily to strong demand for the Company's calling card programs and voice messaging services. License fees increased 210.5% from $1.9 million in the year ended December 31, 1994 to $5.9 million in the year ended December 31, 1995 due to the establishment of additional licensing relationships and increased revenues from existing licensees. A marked portion of this increase was due to the Company's relationship with CNC which accounted for approximately $1.5 million of the increase in license fees from the year ended December 31, 1995 compared to year ended December 31, 1994. Other revenues decreased 13.3% from $1.5 million for the year ended December 31, 1994 to $1.3 million for the year ended December 31, 1995.

     Cost of Services. Cost of services increased 48.6% from $14.0 million in the year ended December 31, 1994 to $20.8 million in the year ended December 31, 1995 and increased as a percentage of revenues from 22.6% in the year ended December 31, 1994 to 22.8% for the same period of 1995. The increase in cost of services was due primarily to the increase in subscriber services revenue.

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     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 9.3% from $47.3 million in the year ended December 31, 1994 to $51.7 million in the year ended December 31, 1995 and decreased as a percentage of revenues from 76.6% to 56.8%. The increase in selling, general and administrative expenses was due primarily to greater expenditures on print advertising and other selling and marketing costs related to the increase in subscribers and revenues.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased 46.3% from $5.4 million in the year ended December 31, 1994 to $7.9 million in the year ended December 31, 1995. This increase was due to depreciation of additional equipment acquired during the period.

     Accrued Litigation and Settlement Costs. In 1995, VTE settled a lawsuit for $2.5 million plus interest at 8%. VTE commenced this action to seek a declaratory judgment that no joint venture agreement or other relationship existed with the defendant relative to the development of any international voice messaging markets. The charge was adequate to cover the actual costs of litigation and the cost of settlement and is not expected to have a material effect on VTE's earnings. See Note 11 of Notes to the Consolidated Financial Statements.

     Income Taxes. Income taxes increased from a benefit of $556,000 in the year ended December 31, 1994 to a provision of $44,000 in the year ended December 31, 1995, reflecting the Company's net loss in the year ended December 31, 1994 and net income in the year ended December 31, 1995. The Company's effective income tax rate was less than the statutory rate due to the use of net operating loss carryforwards. At December 31, 1995, the Company had a deferred tax asset of $5.1 million, principally due to net operating losses for tax purposes generated upon the exercise by employees of nonqualified stock options, which generated compensation expense for tax purposes in excess of compensation expense as recorded by the Company in accordance with GAAP. In accordance with GAAP, the related tax benefit of this deduction was credited to additional paid-in capital and, accordingly, did not reduce operating tax expense recognized by the Company.

     Net Income (Loss). The Company recognized a net loss of $6.8 million in the year ended December 31, 1994 and net income of $4.9 million in the year ended December 31, 1995. This increase reflects a growth in margin contribution from increased calling card and voice mailbox subscribers and licensees, and the resulting increase in revenues. Excluding the charge for accrued litigation costs and the related tax effect, net income would have increased from a net loss of $6.8 million in the year ended December 31, 1994 to $6.4 million in the year ended December 31, 1995.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1997, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting ("SFAS") No. 128 ("SFAS 128"), Earnings Per Share, which is effective for fiscal years ending after December 15, 1997. Early adoption is not permitted. SFAS 128 may significantly change reported earnings per share for companies with complex capital structures, such as the Company, as compared to the modified treasury stock method. See Note 2 of Notes to Consolidated Financial Statements.

     In addition, during 1997 the FASB has issued SFAS No. 130, "Report for Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company does not believe that these statements will have a material effect on the financial statements.

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

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operating activities provided cash of $3.7 million in the year ended December 31, 1994, $10.6 million in the year ended December 31, 1995 and $31.5 million in the year ended December 31, 1996. Cash provided by operating activities for the year ended December 31, 1994 reflects the Company's attainment of a level of operating revenues sufficient to cover its operating costs due to increased subscribers to the Company's services. The increase in cash provided by operating activities in the year ended December 31, 1995, as compared to earlier periods, reflects the acceleration of the growth of the Company's subscriber base during that period and the relatively greater contribution from license fees with their associated higher gross margin. The increase in cash provided by operating activities in the year ended December 31, 1996 reflects the acceleration of the growth of the Company's subscriber base during the period and increased income from the investment of the net proceeds from the Company's initial public offering.

     The Company's investing activities used cash of $16.7 million for the year ended December 31, 1994, $11.5 million for the year ended December 31, 1995 and $92.7 million for the year ended December 31, 1996. The Company's investing activities for the year ended December 31, 1994 consisted primarily of purchases of investments for $3.5 million financed by

                                      -6-


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the Company's sale of Series 1994 Preferred Stock (which was converted into
Series A Preferred Stock in December 1995), and purchases of property and equipment of $13.3 million funded primarily through the issuance of debt. Cash used in investing activities for the year ended December 31, 1995 consisted primarily of purchases of property and equipment of $12.2 million funded primarily through the issuance of debt. The Company's investing activities for the year ended December 31, 1996 consisted primarily of purchases of investments in the amount of $63.8 million. Additionally, the Company purchased property and equipment of $21.9 million. The Company also used cash to partially fund certain acquisitions and strategic alliances during the year ended December 31, 1996. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

     The Company's financing activities provided cash of $12.1 million in the year ended December 31, 1994, $3.2 million for the year ended December 31, 1995 and $67.9 million for the year ended December 31, 1996. Cash provided by financing activities for the year ended December 31, 1994 reflects proceeds from issuance of debt to finance purchases of property and equipment and from proceeds from issuance of preferred stock. Cash provided by financing activities for the year ended December 31, 1995 reflects proceeds from the issuance of debt to finance purchases of property and equipment and exercises of stock options. Cash provided in the year ended December 31, 1996 was primarily from the net proceeds of the Company's initial public offering in March 1996. Additionally, proceeds from the repayment of the above-mentioned subscriptions for common stock also provided cash of $2.4 million in 1996. These sources of cash were partially offset in 1996 by the repayment of notes payable outstanding at December 31, 1995 as well as payment of dividends on Preferred Stock. See Notes 2, 4 and 6 of Notes to Consolidated Financial Statements.

     At December 31, 1996, the Company had working capital of $53.6 million. At December 31, 1995, the Company had a working capital deficit of $9.7 million. The Company has financed its cash requirements through a combination of equity and debt financing and through cash flows from operating activities. In May 1992, the Company borrowed $1.0 million (the "First Sirrom Note") from Sirrom Capital Corporation ("Sirrom"), an independent lender unaffiliated with the Company, which was used to fund the Company's operations and for capital expenditures. In December 1993, the Company borrowed an additional $1.0 million from Sirrom (the "Second Sirrom Note") (the First Sirrom Note and Second Sirrom Note are referred to as the "Notes"). In connection with entering into the Notes, the Company granted Sirrom warrants to purchase an aggregate of 568,392 shares of common stock at $0.042 per share, the terms of which do not require the cancellation or exercise of the warrants upon repayment of the Notes. The Company used $2.0 million of the net proceeds of its initial public offering to retire the Notes in March 1996. In January 1994, the Company issued 8% cumulative Series A Preferred Stock to NationsBanc Capital Corporation ("NationsBanc"), from which it realized net proceeds of $3.9 million. In connection with the issuance of the Company's Series A Preferred Stock, all of the Company's outstanding 1993 Preferred Stock and Debentures were converted into common stock. A portion of the net proceeds of the Second Sirrom Note and the issuance of the Series A Preferred Stock was used to fund operations. The Company invested the remainder of the proceeds of the Second Sirrom Note and the Series A Preferred Stock, amounting to $3.5 million, in short-term interest-bearing securities. On January 19, 1996, the Company exercised its right to redeem the Series A Preferred Stock from NationsBanc. On February 1, 1996, NationsBanc elected to convert all of the Series A Preferred Stock into common stock. Thus, effective February 1, 1996, all outstanding shares of Series A Preferred Stock were converted into 3,095,592 shares of common stock. In connection with the conversion, the Company paid NationsBanc $677,000 in accrued but unpaid dividends and interest on the Series A Preferred Stock during the year ended December 31, 1996. In connection with the Company's initial public offering, the Company issued 4,570,000 shares of its $0.01 par value common stock in March 1996. The Company received net proceeds of $74.6 million after the underwriting discount and expenses of the offering.

     The Company's principal commitments consist of various notes due to shareholders and banks. These notes are primarily used to fund investments in switching and voice messaging equipment needed to accomodate the increase in calling card and voice messaging subscribers and licensees. The Company believes that cash on hand, cash from operations and other working capital will be sufficient to fund the Company's capital requirements. The Company may, depending upon conditions in the capital markets and other factors, consider other capital transactions to increase the Company's financial flexibility.

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

FORWARD-LOOKING STATEMENTS

     The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission (the "Commission") and its reports to shareholders. Statements made in this Annual Report, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, the factors discussed in the Company's current reports on Form 8-K filed during 1997 with the Securities and Exchange Commission.

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